Exhibit 19.1

Clene Inc.

(the “Company”)

SECURITIES TRADING POLICY

(Adopted by the board of directors of the Company, effective December 30, 2020)

This Policy governing trading by directors, officers and employees of the Company in the Company’s securities (or related companies’ securities) (this “Policy”) of the Company consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider dealing and Section III provides an explanation of insider dealing.

I.	OVERVIEW

Preventing insider dealing is necessary in order to comply with the U.S. securities laws and regulations and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

“Insider Dealing” occurs when any person deals in a security while in possession of non-public Material Information relating to the security. “Material Information” as used in this Policy is information that is potentially material to the value of the Company or its securities and not generally known to the public. Please see Section III below for an explanation of Insider Dealing and Material Information.

“Company Securities” as used in this Policy should be interpreted broadly to cover all equity and debt securities issued by the Company, any direct parent of the Company or any subsidiary of the Company, whether traded on any public exchange or other market, and any derivatives, options or other contractual rights related thereto. There may be times when, as a director, officer or employee of the Company a person comes into possession of material non-public information regarding a related company, trading partner or vendor of the Company and the restrictions applicable to trading in the Company’s securities should be read to apply to the securities of such other parties as well.

The Company considers strict compliance with this Policy to be a matter of utmost importance. Violation of this Policy could constitute a serious crime, cause extreme embarrassment and/or result in legal liability to you and the Company. Knowing or willful violations of this Policy will be grounds for immediate dismissal from the Company. Further, it should be anticipated that regulatory and/or governmental agencies will conduct an investigation regarding potential violations of various laws and regulations. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation.

This Policy applies to all officers, directors, employees and consultants of the Company and its subsidiaries and affiliated entities and extends to all activities within and outside an individual’s duties at the Company. This Policy is not intended to provide a comprehensive summary of applicable securities laws and penalties for insider dealing. You should refer to other sources for further information about potential civil and criminal liability related to violation of securities laws. This Policy has been primarily drafted with an eye to the legal and regulatory requirements enforced by the United States Securities and Exchange Commission, but other legal and regulatory requirements may apply.

Questions regarding this Policy should be directed to the Company’s General Counsel (or the Compliance Officer, if separately designated). Currently, the Compliance Officer is Jerry Miraglia, and he can be reached at generalcounsel@clene.com or 302.897.3941.

Directors, officers and key employees of the Company are encouraged to make themselves familiar with and to use 10b5-1 plans to limit the risk of making trades in the Company’s securities while still allowing for such individuals to take steps to purchase or sell the Company’s securities. Additional information regarding 10b5-1 plans is attached to this Policy as Exhibit A and many large brokerage firms and lawyers dealing with securities are available to assist individuals in adopting 10b5-1 plans.

Revised 2/22

II.	POLICIES PROHIBITING INSIDER DEALING

A.	No Trading While In Possession of Material Information - No officer, director, employee or consultant shall deal in any Company securities while in possession of Material Information.

In the event that you possess Material Information, this Policy requires you to wait before dealing in Company securities (or the securities of any other company that such information relates to) for at least forty-eight (48) hours after public disclosure of the such Material Information, which forty-eight (48) hours shall include in all events at least one full Trading Day following such public disclosure. The term “Trading Day” is defined as a day on which the relevant exchange for trading in such securities (or any related underlying securities or derivative instruments) is open for trading.

Furthermore, all transactions in Company securities by officers, directors and key employees designated by the Company from time to time must be pre-approved by the General Counsel (including without limitation, acquisitions and dispositions of the Company’s shares and the sale of ordinary shares issued upon exercise of stock options, but excluding the acceptance of options or other equity awards granted by the Company and any exercise of options or vesting of equity awards that does not involve the sale of securities).

B.	Black-out Periods – No officer, director, employee or consultant shall deal in any Company securities during a “black-out period.”

A “black-out period” refers to:

(a)

a period beginning two (2) business days prior to the end of any fiscal quarter, and ending at the close of trading on the second trading day after any day on which the Company’s financial results are published; or

(b)

any other period of time, such as that during late-stage negotiation of a sale of the Company, when the board of directors determines, and the Company notifies an affected person, that a “blackout” period should be implemented—see “limited trading period” below.

An officer, director, employee or consultant should also prohibit any person connected with him/her or acting on his/her behalf from dealing in the Company securities during the black-out period. In particular, for directors, the dealing restrictions should be regarded as equally applicable to any controlled entity, and for directors, officers, employees and consultants, dealing by such person’s spouse or by or on behalf of any minor child (natural or adopted) and any other dealings in which he/she is or is to be treated as interested.

In addition, no officer, director, employee or consultant shall deal in any Company security, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such officer, director, employee or consultant possesses any Material Information. The Compliance Officer may declare “limited trading periods” at the times that he or she deems appropriate and need not provide any reason for making a declaration.

C.

No Tipping - No officer, director, employee or consultant shall directly or indirectly disclose any Material Information to anyone in the knowledge or reasonable belief that the other person will use the Material Information to deal, or counsel or procure another to deal, in the securities.

D.

Confidentiality - No officer, director, employee or consultant shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the General Counsel in advance, or to anyone within the Company other than on a need-to-know basis. You should not make use of any Material Information acquired in the course of your duty relating to the Company for your own benefits or to benefit or harm others.

E.

No Comment - No officer, director, employee or consultant shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the CEO or General Counsel.

Revised 2/22

F.

Corrective Action - If any Material Information is inadvertently disclosed, any officer, director, employee or consultant aware of such disclosure should notify the General Counsel immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

G.	Restrictions on Directors’ and Officers’ Dealings - Directors and officers of the Company must not deal in any Company securities:

●	unless having first notified in writing the Compliance Officer (or other person designated by the Board) and received a dated written acknowledgement of such notification; and

●	at any time when in possession of Material Information in relation to Company securities.

●

Further, directors and officers are strongly discouraged from entering into “hedging” transactions, such as put and call options on the Company’s stock, to the extent that any such transaction would modify the consequences of ownership (or sale) of the Company’s stock. The Company makes public disclosure of its policy regarding hedging transactions. Directors and officers shall not use non-public Material Information of the Company to trade in the securities of any other entity.

Directors who are aware of or privy to any negotiations or agreements related to intended transactions which are notifiable transactions or connected transactions or any other Material Information must refrain from dealing in the Company’s securities until the information has been announced. Directors who are not privy to such Material Information should be told that there may be unpublished Material Information and should not deal in the Company’s securities for a similar period.

III.	EXPLANATION OF INSIDER DEALING

As noted above, “insider dealing” takes place where a person deals in a security when he or she has Material Information.

Civil and criminal liabilities for breach of market misconduct provisions under applicable legal and regulatory requirements include insider dealing.

A.	WHAT IS “INSIDER DEALING”?

Generally, “insider dealing” includes the following scenarios:

(a)

a person connected with a corporation has Material Information and deals in the listed securities or derivatives of the corporation, or counsels or procures another person to deal in such listed securities or derivatives;

(b)

a person connected with a corporation has Material Information and discloses the information directly or indirectly, to another person, knowing or having reasonable cause to believe that the other person will use the information to deal in the corporation’s listed securities or derivatives; and

(c)

a recipient of Material Information from a person connected with a corporation deals in the listed securities or derivatives of the corporation, or counsels or procures another person to deal in such listed securities or derivatives.

Insider dealing restrictions also apply to take-over bidders, which are persons contemplating or that have contemplated a take-over offer for an issuer of securities.

B.	WHAT IS “MATERIAL INFORMATION”?

“Material Information” in relation to any issuer of securities means specific information about:

(a)	such issuer or its business;

(b)	a shareholder or officer of such issuer; or

Revised 2/22

(c)	the listed securities of such issuer or derivatives thereof;

in each case, where such information is not generally known to the persons who are accustomed or would be likely to deal in the listed securities of that issuer but would, if generally known to such persons, be likely to materially affect the price of such securities.

Examples of such information include (but are not limited to) information concerning:

●	significant corporate actions, such as dividends;

●	corporate earnings or earnings forecasts;

●

actual or expected results from any material project or business segment, including data or results regarding any of the Company’s products or product candidates, clinical trials, clinical protocols, clinical results, clinical plans, clinical investigators and related clinical activities

●	changes in financial condition or asset value;

●	negotiations for mergers, acquisitions or dispositions of significant subsidiaries or assets or similar major licensing transactions;

●	significant new contracts or the loss of a significant contract;

●	significant new projects, products or services;

●	significant marketing plans or changes in such plans;

●	capital investment plans or changes in such plans;

●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

●	significant borrowings or financings;

●	defaults on borrowings;

●	new equity or debt offerings;

●	significant personnel changes;

●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

Revised 2/22

C.	WHAT IS “A PERSON CONNECTED WITH A CORPORATION”

Any person that is a person connected with a corporation may be subject to insider dealing restrictions with respect to the securities of such corporation. A person will be regarded as “a person connected with a corporation” if that person is or has within the last six months been:

(a)	a director or employee of that corporation or a related corporation;

(b)	a substantial shareholder (i.e. has an interest in 5% or more of the issued voting share capital) in the corporation or a related corporation;

(c)	a person who may reasonably be expected to have access to relevant information concerning the corporation because of a professional or business relationship with the corporation; or

(d)	a person connected with another corporation and has access to relevant information in relation to the corporation that relates to a transaction involving both corporations.

D.	WHAT IS “DEALING IN SECURITIES”?

The concept of “dealing” is broad. A person “deals” in securities if, whether as principal or agent, he or she sells, purchases, exchanges or subscribes for the securities, or agrees to do so, acquires, disposes of, or agrees to acquire or dispose of the right to sell, purchase, exchange or subscribe for, any securities (or derivatives or contractual rights relating to such securities).

E.	TRADING BY OTHER PERSONS

Leaking Material Information to a third party that is likely to deal in relevant securities (a “tippee”) can be a serious crime. Insider dealing violations may result in a person that provides Material Information to a tippee having direct insider dealing liability for any such tip, and tippees can also be liable for insider dealing if dealing in listed securities or related derivatives or counseling or procuring others to deal in such securities after directly or indirectly receiving Material Information.

F.	PENALTIES FOR ENGAGING IN INSIDER TRADING

SEC rules and regulations and other applicable laws provide for civil and criminal sanctions for insider dealing.

In respect of a person convicted of insider trading, the SEC provides for criminal penalties including fines of up to $5 million and 20 years of imprisonment for individuals and $25,000,000 maximum fine for companies. In addition to fines and imprisonment, violators and the Company may be subject to disqualification orders, disciplinary referral orders and disgorgement orders. Violators of insider dealing prohibitions may also be subject to prosecution under the laws of the United States or other jurisdictions.

Other Penalties

Insider dealing could result in serious sanctions by the Company, including immediate dismissal. The Company will investigate all instances of potential insider dealing and reserves the right to disclose the findings of any such investigation to third parties and to refer any responsible individuals to regulators and law enforcement organizations for further investigation and/or enforcement action. In the event of any investigation by the Company of insider dealing, you should not expect that any of your communications with the Company or its legal counsel are subject to confidentiality or legal privilege, and the Company reserves the right to disclose any Company information, including emails and other records, in furtherance of any third-party investigation.

Revised 2/22

Exhibit A

RULE 10b5-1 TRADING PLANS

A.	General Information.

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

B.	Specific Requirements.

1.

Pre-Approval. For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the General Counsel or his or her designee.

2.

Material Information and Special Blackouts. An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.

3.	Trading Window. Section 16 Individuals, directors and Key Employees may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

4.

4. 30-Day Waiting Period. To avoid even the appearance of impropriety, the Company requires a waiting period of 30 days between the date the Rule 10b5-1 plan is adopted and the date of the first possible transaction under the plan.

5.	5. Many large brokerage firms and lawyers dealing with securities are available to assist individuals in adopting 10b5-1 plans.

Revised 2/22